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                                                                      EXHIBIT 11

                   CENTRAL LOUISIANA ELECTRIC COMPANY, INC.
                  COMPUTATION OF NET INCOME PER COMMON SHARE

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
                                                                  FOR THE YEARS ENDED DECEMBER 31,
                                                        (In thousands, except share and per share amounts)

                                                             1996                1995               1994
                                                         -----------         -----------       -----------
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PRIMARY
-------

Net income applicable to common stock                    $    50,061         $    46,651       $    43,017
                                                         ===========         ===========       ===========

Weighted average number of shares of common
  stock outstanding during the year                       22,442,683          22,417,522        22,394,891
Common stock under stock option grants                        10,079              13,237            19,940
                                                         -----------         -----------       -----------
  Average shares                                          22,452,762          22,430,759        22,414,831
                                                         ===========         ===========       ===========

Primary net income per common share                      $      2.23         $      2.08       $      1.92
                                                         ===========         ===========       ===========

FULLY DILUTED
-------------

Net income applicable to common stock                    $    50,061         $    46,651       $    43,017

Adjustments to net income related to Employee
  Stock Ownership Plan (ESOP) under the
    "if-converted" method:
  Add loss of deduction from net income for actual
    dividends paid on convertible preferred stock,
    net of tax                                                 1,462               1,474             1,486
  Deduct additional cash contribution
    required which is equal to dividends
    on preferred stock less dividends
    paid at the common dividend rate, net
    of tax                                                      (140)               (176)             (213)
  Add tax benefit associated with dividends
     paid on allocated common shares                             227                 185               114
                                                         -----------         -----------       -----------

Adjusted income applicable to common stock               $    51,610         $    48,134       $    44,404
                                                         ===========         ===========       ===========
Weighted average number of shares of common
    stock outstanding during the year                     22,442,683          22,417,522        22,394,891
Number of equivalent common shares
    attributable to ESOP                                   1,405,205           1,416,360         1,427,368
Common stock under stock option grants                        10,642              15,972            19,940
                                                         -----------         -----------       -----------
  Average shares                                          23,858,530          23,849,854        23,842,199
                                                         ===========         ===========       ===========
Fully diluted net income per common share                $      2.16         $      2.01       $      1.86
                                                         ===========         ===========       ===========
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